                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                           UNISOURCE WORLDWIDE, INC.
                                      at
                             $12.00 NET PER SHARE
                                      by
                          ATLANTA ACQUISITION CORP.,
                           a wholly owned subsidiary
                                      of
                          GEORGIA-PACIFIC CORPORATION

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON JUNE 25, 1999 UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY GEORGIA-PACIFIC CORPORATION OR ATLANTA ACQUISITION CORP., CONSTITUTES AT LEAST A MAJORITY OF THE SHARES (AS DEFINED BELOW) OUTSTANDING ON A FULLY DILUTED BASIS OF UNISOURCE WORLDWIDE, INC. AND (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED.

                                ---------------

  THE BOARD OF DIRECTORS OF UNISOURCE WORLDWIDE, INC., BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF UNISOURCE WORLDWIDE, INC., APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND RESOLVED TO RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of his shares of Common Stock, par value $.001 per share (the "Shares"), of Unisource Worldwide, Inc. should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary (as defined herein) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 3, deliver an Agent's Message (as defined herein) and tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depository prior to expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions or requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                ---------------
                     The Dealer Manager for the Offer is:
                        Wasserstein Perella & Co., Inc.

              The date of this Offer to Purchase is May 28, 1999

                               TABLE OF CONTENTS

                                                                            Page

 INTRODUCTION.............................................................   1
 THE OFFER................................................................   4
  1.          Terms of the Offer; Expiration Date........................    4
  2.          Acceptance for Payment and Payment for Shares..............    5
  3.          Procedures for Accepting the Offer and Tendering Shares....    5
  4.          Withdrawal Rights..........................................    8
  5.          Certain Federal Income Tax Consequences....................    8
  6.          Price Range of Shares; Dividends...........................    9
  7.          Certain Information Concerning the Company.................   10
  8.          Certain Information Concerning Purchaser and Parent........   12
  9.          Financing of the Offer and the Merger......................   15
              Background of the Offer; Contacts with the Company; the
 10.          Merger Agreement...........................................   15
 11.          Purpose of the Offer and the Merger; Plans for the Company
              After the Offer and the Merger.............................   23
 12.          Dividends and Distributions................................   25
 13.          Effect of the Offer and Merger on the Market for the
               Shares, Exchange Listing and Exchange Act Registration....   25
 14.          Certain Conditions of the Offer............................   26
 15.          Certain Legal Matters and Regulatory Approvals.............   28
 16.          Fees and Expenses..........................................   30
 17.          Miscellaneous..............................................   30
 Schedule I.  Directors and Executive Officers of Parent and Purchaser...    I
 Schedule II. Section 262 of Delaware Law................................   II

To the Holders of Common Stock of
Unisource Worldwide, Inc.

                                 INTRODUCTION

  Atlanta Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Georgia-Pacific Corporation, a Georgia corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Unisource Worldwide, Inc., a Delaware corporation (the "Company"), at a price of $12.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto collectively constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Wasserstein Perella & Co., Inc. ("Wasserstein Perella"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND RESOLVED TO RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), the Company's financial advisor, has delivered to the Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of DLJ is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to stockholders herewith. Holders of the Shares are encouraged to read such opinion in its entirety.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 25, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as reasonably practicable after the acquisition of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held
(a) in the treasury of the Company, (b) by Parent or any of its subsidiaries, and (c) by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law), will be converted into and exchangeable for the right to receive $12.00 in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the closing of the Offer and, if necessary, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

  Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders (a "Short-Form Merger"). In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares (pursuant to the Offer or otherwise) and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See
Section 11.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Certain Conditions to the Offer

  The Offer is subject to the fulfillment of certain conditions, including the conditions set forth below (see Section 14, which sets forth in full the conditions to the Offer). Purchaser reserves the right (in its sole discretion but subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission) to waive each of the conditions to the obligations of the Purchaser to consummate the Offer.

  The Minimum Condition. The consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that, together with the Shares owned or otherwise acquired by Parent or Purchaser, constitute at least a majority of the Shares then outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable or exchangeable for Shares, if any, had been so converted, exercised or exchanged) (the "Minimum Condition").

  The Company has advised Purchaser that, as of May 21, 1999, (a) 70,218,397 Shares were issued and outstanding, (b) 3,052 Shares were held in the Company's treasury and (c) 5,176,485 Shares were issuable pursuant to awards that have been granted under the Company's stock option and restricted stock plans. As of May 21, 1999, Parent owned 1,000 Shares. As a result, as of May 21, 1999, the Minimum Condition would be satisfied if Purchaser acquired 37,696,442 Shares. Also, as of such date, Purchaser could effect a Short-Form Merger if Purchaser acquired 63,195,557 Shares.

  The HSR Condition. The consummation of the Offer is conditioned upon the expiration or termination, prior to the Expiration Date (as defined below), of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the acquisition of the Shares pursuant to the Offer.

  On May 26, 1999, Parent and the Company each filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on June 10, 1999. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See
Section 15 for additional information regarding the HSR Act.

  Appropriate filings will also be made under the Competition Act (Canada) and Mexico's Pre-Merger Regulations. The Competition Act (Canada) provides that transactions subject to it cannot close before the expiration of any applicable waiting period (normally seven or twenty-one calendar days). In certain circumstances, the waiting period can be extended, or the Canadian competition authorities can obtain interim injunctions to delay closing for a maximum of 60 days or as otherwise agreed by the parties. There is no waiting period under Mexico's Pre-Merger Regulations. Purchaser intends to purchase the Shares under the Offer unless the Canadian or Mexican authorities have made application for an injunction or similar legal prohibition against such purchase. See Section 14 for a description of certain conditions of the Offer.

  The term "Expiration Date" means 12:00 midnight, New York City time, on June 25, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

                                   THE OFFER

1. Terms of the Offer; Expiration Date

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as permitted by
Section 4, at the earliest time that all conditions to the offer are satisfied or waived by Purchaser.

  Purchaser reserves the right, in its sole discretion but subject to the terms and conditions of the Merger Agreement, from time to time, including upon the occurrence of any of the conditions specified in Section 14, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See Section 4.

  Subject to the applicable regulations of the Commission, Purchaser also reserves the right, in its sole discretion but subject to the terms and conditions of the Merger Agreement, from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting period under the HSR Act, and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and
(iii) any other documents required under the Letter of Transmittal. The term "Agents Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any extension of the Offer or delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  Purchaser reserves the right to assign, in whole or from time to time in part, to any direct wholly owned subsidiary its right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

  In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, including an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program (STAMP) (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i)such tender is made by or through an Eligible Institution;

    (ii)a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 25, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding. In order to avoid "backup withholding" of United States ("U.S.") federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 26, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Withdrawals of tendered Shares may not be rescinded and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain Federal Income Tax Consequences


  The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such U.S. holder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the U.S. holder, such gain or loss will be capital gain or loss and, in the case of an individual stockholder, will be taxable at 20% when the Shares tendered pursuant to the Offer or converted pursuant to the Merger were held in excess of 12 months. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

  In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each stockholder who is not otherwise exempt from such requirements must provide such stockholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

  The foregoing discussion may not be applicable to certain types of stockholders, including broker-dealers, stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

  The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law, which is subject to change possibly with retroactive effect. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

6. Price Range of Shares; Dividends

  The Shares are listed and principally traded on the NYSE under the symbol "UWW". The shares also are listed and trade on the Philadelphia Stock Exchange and the Chicago Stock Exchange. The following table sets forth, for each period indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid or declared per Share according to published financial sources.

                                                    High       Low     Dividends
                                                   -------   -------   ---------
Fiscal Year Ended September 30, 1997:
 First Quarter.................................... $22 1/4   $18 1/4     $  --
 Second Quarter...................................  23 1/8    13 1/4      0.20
 Third Quarter....................................  18 1/4    13 1/2      0.20
 Fourth Quarter...................................  19 7/8    16 1/8      0.20
Fiscal Year Ended September 30, 1998:
 First Quarter.................................... $20 1/4   $13 1/6     $0.20
 Second Quarter...................................     16     11 3/4      0.20
 Third Quarter....................................  14 1/4     9 15/16    0.20
 Fourth Quarter...................................  11 17/32   5 1/4      0.20
Fiscal Year Ending September 30, 1999:
 First Quarter.................................... $10 1/4   $    6      $0.05
 Second Quarter...................................  12 3/4     6 5/16     0.05
 Third Quarter (through May 27, 1999)*............  11 7/8        7

--------
* On May 19, 1999, the Board declared a regular quarterly cash dividend of $.05 payable on June 10, 1999 to holders of record on June 1, 1999. Stockholders of record on June 1, 1999 will be entitled to receive the cash dividend even if their Shares are purchased in the Offer.

  On May 7, 1999, the last full trading day prior to the public announcement of Parent's proposal to acquire the Company, the closing price per Share as reported on the NYSE was $8.75. On May 24, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $10.75. On May 27, 1999, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $11.75.

  Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  General. The Company is a Delaware corporation with its principal executive offices located at 1100 Cassatt Road, Berwyn, Pennsylvania 19312. The Company sells and distributes high quality printing, writing and copying papers to printers, publishers, business forms manufacturers and direct mail firms, as well as corporate and retail copy centers, in-plant print facilities, government institutions and other paper-intensive businesses. The Company also sells and distributes a broad range of packaging and maintenance supplies, equipment and services, principally to manufacturers, food processors and retail and other institutional customers. Products distributed include disposable paper and plastic products; maintenance supplies and equipment such as towels, tissues, can liners and sanitation chemicals; packaging supplies and equipment such as carton erectors, baggers and fillers as well as films, shrinkwrap and cushioning materials; shipping room supplies such as corrugated boxes, cushioning materials, tapes and labeling; and food service supplies such as films and food wraps, food containers and disposable apparel for food service workers.

 Financial Information

  Set forth below are certain selected consolidated financial data relating to the Company and its subsidiaries for the last three fiscal years and the six month periods ended March 31, 1999 and 1998, which have been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 and from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, all filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein.

                           UNISOURCE WORLDWIDE, INC.
                 Summary Selected Consolidated Financial Data
                     (in thousands, except per share data)

                                                                    Six Months Ended
                              Year ended September 30                   March 31,
                          -----------------------------------     ----------------------
                             1996          1997       1998           1998        1999
                          ----------    ---------- ----------     ----------  ----------
Total Revenues..........  $7,022,808    $7,108,355 $7,417,276     $3,737,055  $3,287,686
Gross Profit............   1,126,557     1,196,642  1,244,990 (c)    636,056     604,436
Income (Loss) from
 Operations.............     134,469(e)    144,695   (257,466)(c)   (107,082)     36,828(d)
Income (Loss) Before
 Income Taxes...........     103,003(e)    103,058   (303,000)(c)   (131,825)     14,776(d)
Net Income (Loss).......  $   59,998(e) $   58,686 $ (231,800)(c) $  (93,926) $    8,422(d)
Basic Earnings (Loss)
 Per Share..............           *(a) $      .88 $    (3.36)(c) $    (1.37) $     0.12(d)
Diluted Earnings (Loss)
 Per Share..............           *(a) $      .87 $    (3.36)(c) $    (1.37) $     0.12(d)
Total Current Assets....  $1,330,484    $1,472,949 $1,131,419     $1,254,356  $1,034,588
Total Assets............  $2,191,714    $2,558,832 $1,966,651     $2,193,828  $1,856,628
Total Current
 Liabilities............  $  579,692    $  805,532 $  665,393     $  617,523  $  623,038
Long-term debt..........  $   21,097(b) $  661,350 $  505,199     $  656,682  $  435,684
Total deferred taxes and
 other liabilities......  $  101,724    $  107,565 $   97,701     $   62,714  $   94,748
Working Capital.........  $  750,792    $  667,417 $  466,026     $  636,833  $  411,550

(a) Omitted. The Company was a wholly-owned subsidiary of another company during such period.
(b) Excludes $553,700 of notes and advances payable to Ikon Office Solutions, Inc.
(c) The financial results for the Company for the year ended September 30, 1998 include the impact of the following special charges:

                                           Pre-Tax     After-Tax     Loss Per
                                           Charge        Charge        Share
                                           -------     ---------     --------
                                         (Millions, except per share amounts)
   Charges related to streamlining the
    Company's organizational structure:
     Severance and facility closures.... $    108,515 $     69,700   $    (1.00)
     Inventory write-downs (included in
      cost of sales)....................       23,000       14,900        (0.22)
   Valuation charge related to the
    Company's Mexico operations.........       70,000       70,000        (1.01)
   Write-off of the Company's
    capitalized information technology
    development and related costs.......      168,000      109,200        (1.60)
   Tax charge associated with the sale
    of a significant portion of the
    Company's U.S.-based grocery supply
    systems business....................           --        5,700        (0.08)
                                         ------------ ------------   ----------
   Total................................ $    369,515 $    269,500   $    (3.91)
                                         ============ ============   ==========


(d) The financial results for the Company for the six months ended March 31, 1999 reflect restructuring implementation costs of $6,813 ($3,883 net of tax).
(e) The financial results for the Company for the year ended September 30, 1996 include a $50,000 restructuring charge ($32,500 after tax).

 Certain Projections

  During the course of Parent's business and legal due diligence of the Company and its operations, Parent received and reviewed projections from the Company with respect to the Company's budgeted financial performance for the first six months of its current fiscal year and for the current fiscal year ending September 30, 1999, and its financial plans for the fiscal years ending September 30, 2000 and 2001. Such projections reflect the anticipated results of the Company's restructuring plan which was announced in July of 1998. The following table summarizes such projections for the six month period ending March 31, 1999, and its financial plans for the fiscal years ending September 30, 1999, 2000, 2001. For comparative purposes, the Company's actual financial results for the six months ended March 31, 1999, and for the fiscal year ended September 30, 1998, are also included:

                          Six Months    Six Months    Fiscal Year   Fiscal Year   Fiscal Year   Fiscal Year
                         Ended 3/31/99 Ended 3/31/99 Ended 9/30/98 Ended 9/30/99 Ended 9/30/00 Ended 9/30/01
                            Budget        Actual        Actual        Budget         Plan          Plan
    ($ in millions)      ------------- ------------- ------------- ------------- ------------- -------------
Total Revenues..........   $3,286.8      $3,287.7       $ 7,417       $6,546        $6,738        $7,008
Gross Profit............   $  604.8      $  604.4       $ 1,268       $1,213        $1,217        $1,318
Total Operating
 Expenses...............   $  559.4      $  560.8       $ 1,156       $1,098        $1,071        $1,101
Income from operations
 (before special
 charges)...............   $   45.4      $   43.6       $   112       $  115        $  200        $  217
Net income before
 special charges........   $   12.3      $   12.3       $    38       $   40        $   88        $  103
Note: the following special charges have been excluded from the respective periods' results:
Special charges, net of
 tax....................   $   (6.5)     $   (3.9)      $(269.5)      $(16.0)       $ (7.7)       $  -0-

  The projections are included by Purchaser in this Offer to Purchase solely because such information was furnished to Parent and Purchaser by the Company. None of Parent, Purchaser, the Company, Wasserstein Perella, DLJ or any other party to whom the projections were provided assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm. The projections are based on a variety of assumptions relating to the businesses of the Company, industry performance, general business and economic conditions and other matters which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company's control. Actual future results may vary materially from those shown in the projections. None of Parent, Purchaser, the Company, Wasserstein Perella, DLJ or any other party is under any obligation to or has any intention to update the projections at any future time.

8. Certain Information Concerning Purchaser and Parent

  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 133 Peachtree Street, N.E., Atlanta, Georgia 30303 and the telephone number of the Purchaser at such address is (404) 652-4000. Purchaser is a wholly owned subsidiary of Parent.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent is a Georgia corporation. Its principal offices are located at 133 Peachtree Street, N.E., Atlanta, Georgia 30303 and Parent's telephone number at such address is (404) 652-4000. Georgia-Pacific is the leading manufacturer and distributor of building products in the United States and one of the world's leading manufacturers and distributors of pulp, paper and related chemicals for the forest products industry. It consists of two distinct operating groups:
Georgia-Pacific Group, which includes the pulp, paper and building products business, and The Timber Company, which manages 5 million acres of timberland in North America. The company employs 45,000 people at more than 400 locations in the United States and Canada. Revenues in 1998 were $13.2 billion.

  The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

 Financial Information

  Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries for the last three fiscal years and the fiscal quarters ended March 31, 1998 and 1997, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999. More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission, and the following summary financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein.

                          GEORGIA-PACIFIC CORPORATION

                 Summary Selected Consolidated Financial Data
                     (in millions, except per share data)

                                                            Three-Months Ended
                                                               (unaudited)
                                                            ------------------
                                 Year ended December 31,
                                 -------------------------  March 31, April 3,
                                  1996     1997     1998      1998      1999
                                 -------  -------  -------  --------- --------
Operations
Net sales....................... $13,024  $13,094  $13,336   $ 3,221  $ 3,405
Income before income taxes,
 extraordinary items and
 accounting change..............     296      235      491       117      244
Income before extraordinary
 items and accounting change....     161      129      289        68      145
Extraordinary items and
 accounting change, net of
 taxes..........................      (5)     (60)     (15)      (14)     --
Net income ..................... $   156  $    69  $   274   $    54  $   145

Other statistical data

Net income (loss) per common
 share:
   Basic:....................... $  1.72
   Diluted:..................... $  1.71
Net income (loss) per Georgia-
 Pacific Group common stock:
   Basic:.......................          $ (1.60) $  1.09   $  0.04  $  1.15
   Diluted:.....................          $ (1.60) $  1.08   $  0.04  $  1.13
Net income per Timber Company
 common stock:
   Basic:.......................          $  2.35  $  1.95   $  0.54  $  0.53
   Diluted:.....................          $  2.33  $  1.94   $  0.54  $  0.53
Earnings to fixed charges*......     1.7      1.5      2.1       2.0      3.1
Current assets.................. $ 2,615  $ 2,916  $ 2,645   $ 2,850  $ 2,800
Total assets.................... $12,818  $12,950  $12,700   $12,846  $12,805
Current liabilities............. $ 2,490  $ 3,020  $ 2,648   $ 3,126  $ 2,716
Long-term debt.................. $ 4,371  $ 3,713  $ 4,125   $ 3,519  $ 4,112
Total liabilities............... $ 9,307  $ 9,480  $ 9,576   $ 9,420  $ 9,660
Working capital................. $   125  $  (104) $    (3)  $  (276) $    84

--------
* Earnings to Fixed Charges--Income before income taxes, extraordinary items and accounting change plus total interest cost (interest expense plus capitalized interest) and one-third of rent expense, divided by total interest cost plus one-third of rent expense.

  On the date hereof, Parent owns 1,000 Shares which were acquired in an open market transaction on May 7, 1999 at a price of $8.5625 per Share. Such acquisition represents the only purchase of Shares made by Parent during the past 60 days.

  Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since October 1, 1995, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. Financing of the Offer and the Merger

  The Offer is not conditioned on any financing arrangements. Purchaser estimates that the total amount of funds it will require to consummate the Offer and the Merger, and to pay related fees and expenses, is approximately $860 million. Purchaser will obtain all of such funds from Parent. Parent has received a letter from Bank of America, N.T.S.A., confirming that Bank of America and other financial institutions are prepared to establish a syndicated credit facility for Parent totaling $3.0 billion on normal commercial terms for a facility of this type. Parent will advance funds from such credit facility to Purchaser to pay for shares tendered under the Offer and other expenses (which may include the repayment or refinancing of indebtedness of the Company) related to the Offer and the Merger.

  It is anticipated that all indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Company and its subsidiaries), through other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities from time to time, or a combination of such sources. No final decisions have been made, however, concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10. Background of the Offer; Contacts with the Company; the Merger Agreement

  The Company has been Parent's largest single customer for a number of years and purchases a variety of the printing and imaging paper and tissue products manufactured by Parent. The following table sets forth the dollar volume of such purchases from October 1, 1995 through March 31, 1999.

                                              (in millions)
                               --------------------------------------------
                                         Fiscal   Fiscal   Fiscal
                                 Qtr      Year     Year     Year     Qtr
                                Ending   Ending   Ending   Ending   Ending
                               12/31/95 12/31/96 12/31/97 12/31/98 03/31/99
                               -------- -------- -------- -------- --------
      Printing & Imaging
       Papers.................  $120.8   $403.2   $417.7   $393.9   $89.8
      Tissue Products.........  $  4.8   $ 14.6   $ 17.7   $ 16.9   $ 4.7
                                ------   ------   ------   ------   -----
      TOTAL...................  $125.6   $417.8   $435.4   $410.8   $94.5

  In July of 1998, the Company announced a major restructuring of its operations. Following such announcement, A. D. Correll, Chairman, Chief Executive Officer and President of Parent ("Mr. Correll") called Ray B. Mundt, Chairman and Chief Executive Officer of the Company ("Mr. Mundt") and arranged a meeting in Philadelphia on August 18, 1998. During that meeting, Mr. Correll and Mr. Mundt discussed various types of strategic transactions which the two companies could pursue, and, in particular, discussed the possibility of Parent making an equity investment in the Company and the two companies forging a closer strategic alliance.

  At a subsequent meeting in Atlanta, Mr. Correll and Mr. Mundt met with senior members of their staff, and instructed them to begin discussions looking toward such a strategic alliance. Subsequently, Mr. Correll and Mr. Mundt had several telephone conversations with respect to the strategic alliance and the possibility of an equity investment by Parent. Discussions between the two companies continued through the end of 1998 and into 1999, but no agreements were reached.

  On February 28, 1999, the Company entered into an Agreement and Plan of Merger (the "UGI Agreement") with UGI Corporation ("UGI") pursuant to which the Company's stockholders were to receive .566 shares of UGI common stock for each of their Shares.

  In April, 1999, Parent undertook a review of the feasibility of, and strategic benefits available through, a potential business combination with the Company. In connection with such review, Parent retained Wasserstein Perella as its financial adviser.

  On May 4, 1999, at a meeting of the Parent's Board of Directors (the "Parent Board"), Parent's management reviewed the business, operations and financial condition of the Company and discussed the strategic advantages and potential synergies of the Merger and the feasibility of the Merger. At such meeting, the Parent Board authorized Parent to propose acquiring all of the Shares at a price of $12.00 per Share.

  On May 7, 1999, Mr. Mundt received a letter from Mr. Correll in which Mr. Correll proposed that Parent acquire the Company at a price of $12.00 per Share in cash pursuant to a merger transaction. Attached to Parent's proposal letter was a draft of the Merger Agreement prepared by Parent and its counsel. Later on May 7, 1999, as required by the terms of the UGI Agreement, the Company notified UGI of its receipt of Parent's proposal.

  On May 10, 1999, at a special meeting of the Board, after hearing presentations from DLJ and its legal advisor, the Board authorized management to begin discussions with Parent concerning its proposal. After the Board meeting had concluded, as required by the terms of the UGI Agreement, the Company notified UGI of the Board's decision to enter into discussions with Parent concerning its proposal.

  On the morning of May 13, 1999, the Company and Parent executed confidentiality agreements. During the afternoon of May 13, 1999, Mr. Mundt met with Mr. Correll to discuss Parent's proposal. At this meeting, Mr. Correll reaffirmed Parent's proposal to acquire the Company for $12.00 per Share in cash but refused Mr. Mundt's request for an increase in the offer.

  Beginning on May 14, 1999 through May 23, 1999, Parent conducted extensive business and legal due diligence of the Company and its operations. On May 19, 1999, at a regularly scheduled Board meeting, Mr. Mundt updated the directors on the status of the discussions with Parent. After hearing presentations from its financial and legal advisors, the Board authorized management to continue discussions with Parent concerning its proposal.

  From May 20, 1999 through May 24, 1999, representatives of Parent and the Company negotiated the terms of the Merger Agreement, including a first-step tender offer.

  On May 24, 1999, the Parent Board, in a special meeting, approved the Merger Agreement pursuant to which, subject to the conditions set forth therein, the Offer would be commenced to purchase all Shares for

$12.00 per Share and after the completion of the Offer, Purchaser would be merged into the Company, with each Share being converted into the right to receive $12.00 in cash.

  Later on May 24, 1999, at a special meeting of the Board, Mr. Mundt updated the directors on the status of the discussions with Parent. Representatives of DLJ then delivered their oral opinion to the Board (subsequently confirmed in writing) that, as of such date, the consideration proposed to be received by the stockholders of the Company in the Offer and in the Merger was fair, from a financial point of view, to such holders. After DLJ delivered its opinion, the Board, by the unanimous vote of the directors present and voting, (i) resolved to terminate the UGI Agreement in accordance with the terms of the UGI Agreement, (ii) approved the Offer, the Merger and the Merger Agreement and (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares and approve the Merger and the Merger Agreement. The Board also approved the amendment of the Company stockholders' rights plan in order to permit the Offer, the Merger and the purchase of Shares without triggering the rights thereunder.

  On May 25, 1999, after UGI declined to revise its offer to match Parent's proposal, the Company terminated the UGI Agreement, and the Company, Parent and Purchaser then executed the Merger Agreement. Prior to and as a condition of the termination of the UGI Agreement, the Company paid to UGI the $25,000,000 termination fee required by the UGI Agreement, and Parent then reimbursed such funds to the Company.

  On May 28, 1999, Parent commenced the Offer.

  The Merger Agreement. The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

 The Offer

   Terms of the Offer. The Merger Agreement provides that each of the Company's stockholders who tenders Shares in the Offer will receive $12.00 for each Share tendered (the "Per Share Amount"), net to the stockholder in cash, subject to any applicable withholding of taxes. The Merger Agreement prohibits Purchaser from amending the terms of the Offer, without the consent of the Company, to (i) decrease the price to be paid for Shares in the Offer, (ii) reduce the number of Shares sought in the Offer, (iii) add to the conditions to the Offer (See Section 14), (iv) change the form of consideration to be paid for Shares in the Offer or (v) make any other change in the terms of the Offer that is adverse to holders of Shares.

   Mandatory Extensions of the Offer. The Merger Agreement obligates Purchaser to extend the Offer until all of the conditions to the Offer are satisfied or waived if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived. The Merger Agreement also requires that Purchaser extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or any other period required by applicable law. Notwithstanding the foregoing, in connection with a termination of the Merger Agreement, Purchaser may terminate the Offer 120 days after its commencement if all of the conditions to the Offer are not satisfied or waived by Purchaser at such time.

   Optional Extensions of the Offer. The Merger Agreement provides that Purchaser must accept for payment Shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time that all conditions to the Offer have been satisfied or waived by Purchaser. However, even if all conditions to the Offer have been satisfied or waived, the Merger Agreement permits Purchaser to extend the Offer on one or more occasions for an aggregate period of not more than 10 business days if, at such time, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent and its subsidiaries, represents more than 80% but less than 90% of the outstanding Shares on a fully-diluted basis.

   Prompt Payment for Shares after the Closing of the Offer. The Merger Agreement obligates Purchaser to pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

 The Merger

   The Merger. The Merger Agreement provides that Purchaser will be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. Under the terms of the Merger Agreement, at the closing of the Merger, each Share will be converted into the right to receive from the Surviving Corporation $12.00 per Share (the "Per Share Amount"). Notwithstanding the foregoing, the Per Share Amount will not be payable in respect of (a) Shares held by the Company or by Parent or any of its subsidiaries, which will be cancelled upon the closing of the Merger, and (b) Shares as to which appraisal rights have been properly exercised.

 Covenants and Representations and Warranties

  Reasonable Best Efforts. The Merger Agreement provides that each of Parent, Purchaser and the Company will use its reasonable best efforts to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

  Conduct of Business Pending Merger. The Merger Agreement obligates the Company, until the Effective Time, to conduct its operations in the ordinary and usual course of business consistent with past practice. The Merger Agreement expressly restricts the ability of the Company to engage in certain material transactions, such as purchases and sales of assets or the sale or redemption of outstanding securities of the Company without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors so elected) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of
(i) each committee of the Board, (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Until the earlier of (i) the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis and (ii) the Effective Time, the Company has agreed to use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Subsidiaries as of the date of the Merger Agreement who are not employees of the Company shall remain members of the Board and of such boards and committees.

  The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company.

  No Solicitation of Alternative Transactions. The Merger Agreement provides that, except in the circumstances described below, the Company will not, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. However, the Merger Agreement does provide that the Board may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Offer shall not have closed, (B) the Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to its stockholders under applicable law, (C) the Board, after consultation with its financial advisor, determines in good faith that such Acquisition Proposal is reasonably likely to lead to an Acquisition Proposal that, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the Offer and the Merger (any such more favorable Acquisition Proposal being referred to in the Merger Agreement as a "Superior Proposal") and (D) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement between Parent and the Company.

  "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company or any of its subsidiaries: (a) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (c) any tender offer or exchange offer for 20 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

  Duty to Recommend the Offer and the Merger. The Merger Agreement prohibits the Board from withdrawing or modifying, or proposing to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger unless the Board determines in good faith, taking into account all legal, financial and regulatory aspects, that the failure to do so would constitute a breach by the Board of its fiduciary duties under applicable law. Notwithstanding the foregoing, the Merger Agreement provides that the Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger) an Acquisition Proposal unless such an Acquisition Proposal is a Superior Proposal and unless the Board first consults with outside counsel and determines that the refusal to do so would constitute a breach by the Board of its fiduciary duties under applicable law.

  Employee Benefits. Parent has agreed in the Merger Agreement to cause the Surviving Corporation to honor the obligations of the Company and its subsidiaries under the provisions of all collective bargaining, employment, consulting, termination, severance, change in control and indemnification agreements between and among the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its subsidiaries. Parent has also agreed in the Merger Agreement that, for a period of six months following the Effective Time, subject to certain exceptions, it will maintain for the benefit of the employees of the Company and any of its subsidiaries compensation and benefit plans, programs, arrangements and policies (other than equity-based compensation plans, programs, arrangements and policies) as will provide compensation and benefits which in the aggregate are not materially less favorable than those provided to such employees as of the date of the Merger Agreement under the Company's employee benefit plans (other than such equity-based compensation plans, programs, arrangement and policies).

  Unvested Employee Options and Vested Out-of-the-Money Employee Options. The Merger Agreement provides that at the Effective Time each (A) unvested option and (B) vested option whose exercise price immediately prior to the Effective Time equals or exceeds $12.00, in each case to purchase Shares pursuant to the Company's Stock Option Plan for Employees, as amended and restated as of January 28, 1998 (the "Option

Plan"), which is then outstanding, will be assumed by Parent and converted into an option (an "Assumed Stock Option") to purchase the number of shares of Georgia-Pacific Corporation-Georgia-Pacific Group common stock, par value $.80 per share ("Parent Common Stock") (rounded up to the nearest whole share) equal to (x) the number of Shares subject to such option multiplied by (y) the Merger Consideration divided by the closing price (as reported in the New York City edition of the Wall Street Journal, or if not reported therein, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time, at an exercise price per share of Parent Common Stock (rounded down to the nearest penny) equal to (A) the former exercise price per share of Common Stock under such option immediately prior to the Effective Time divided by (B) the Merger Consideration divided by the closing price (as reported in the New York City edition of the Wall Street Journal, or if not reported therein, another nationally recognized source) for a share of Parent Common Stock on the date of the Effective Time. The Merger Agreement also provides that, except as provided above, each Assumed Stock Option will be subject to the same terms and conditions as were applicable to the converted Company Stock Option immediately prior to the Effective Time; provided, however, that if the employment of any holder of an Assumed Stock Option is terminated by the Company other than for cause after the Effective Time, all Assumed Options held by such holder will be 100% vested and remain exercisable until the earlier of (x) 90 days beginning on the date of such termination and
(y) the expiration of the term of the Assumed Option.

  Vested In-the-Money Employee Options and Director Options. The Merger Agreement provides that at the Effective Time, each vested option to purchase Shares under the Option Plan whose exercise price immediately prior to the Effective Time is less than $12.00 and each option to purchase Shares under the Company's
Directors' Stock Option Plan, as amended and restated as of January 28, 1998, whether vested or unvested, will be cancelled, and Parent shall pay each holder thereof in cash at the Effective Time for each such option an amount determined by multiplying (x) the excess, if any, of the Per Share Amount over the applicable exercise price per Share of such option by (y) the number of Shares to which such option relates.

  Restricted Stock. The Merger Agreement provides that at the Effective Time, any restricted Shares or share units awarded pursuant to any plan, arrangement or transaction of the Company, including the Restricted Stock Plan for Directors, as amended and restated on January 28, 1998, and the Company's Incentive Compensation Plan, as amended and restated as of January 28, 1998, outstanding immediately prior to the Effective Time will be cancelled, and Parent will pay to each holder thereof in cash at the Effective Time for each such restricted Share or share unit an amount determined by multiplying (x) the Per Share Amount by (y) the number of such restricted Shares or share units held by such holder.

  Indemnification; Directors' and Officers' Insurance. In the Merger Agreement Parent has agreed, from and after the Effective Time, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its subsidiaries against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages, liabilities or amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries or (ii) based on, arising out of or pertaining to the transactions contemplated by the Merger Agreement.

  Parent has also agreed in the Merger Agreement, for a period of 6 years after the Effective Time, to maintain in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time to the extent that such liability insurance can be maintained or obtained annually at a cost to Parent not greater than 200 percent of the premium now paid for such directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such cost, Parent has agreed in the Merger Agreement to maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of each party for a cash acquisition transaction.

 Conditions of the Merger

  The respective obligations of Parent, Purchaser and the Company to effect the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  (a) To the extent required by applicable law, the Merger Agreement shall have been approved and adopted by the Company's stockholders;

  (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted;

  (c) There shall not be in effect any law restraining, enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement; and

  (d) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

 Termination of the Merger Agreement

  Termination by Mutual Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the closing of the Merger by mutual written consent of the Company and Parent by action of their respective Boards.

  Termination by either Parent or the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of either the Board of Directors of Parent (the "Parent Board") or the Board if (i) the Merger shall not have been consummated by December 31, 1999; (ii) the Company's stockholders shall have rejected the Merger and the Merger Agreement; or (iii) any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

  Termination by the Company. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Expiration Date, by action of the Board:

  (a) If (i) the Company is not in breach of its obligations specified above under "No Solicitation of Alternative Transactions" and "Duty to Recommend the Offer and the Merger", (ii) the Expiration Date has not yet occurred, (iii) the Board authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (v) the Company prior to such termination pays to Parent in immediately available funds the fees described below under "Termination Fees"; or

  (b) If Purchaser shall not have accepted for payment any Shares pursuant to the Offer within 120 days following commencement of the Offer.

  Termination by Parent. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Expiration Date, by action of the Parent Board, if:

  (a) the Company enters into a binding agreement for a Superior Proposal or prior to the Expiration Date the Board shall have withdrawn or adversely modified its approval or recommendation of the Merger Agreement, the Offer or the Merger; or

  (b) if Purchaser shall not have accepted for payment any Shares pursuant to the Offer within 120 days following commencement of the Offer.

 Termination Fees

  Termination Fees Payable by the Company to Parent. In the event that the Merger Agreement is terminated by (A) the Company pursuant to paragraph (a) under "--Termination by the Company", (B) Parent pursuant to paragraph (a) under "--Termination by Parent" or (C) Parent pursuant to paragraph (b) under "--Termination by Parent" (1) as a result of a willful failure or breach by the Company, (2) at the time of such willful failure or breach there shall have been an Acquisition Proposal involving the Company (which proposal shall not have been withdrawn prior to the time of such termination) and (3) within 6 months of such termination, an Acquisition Proposal by a third party, or within 9 months of such termination an Acquisition Proposal by the party that made the Acquisition Proposal referred to in clause (C)(2) of this paragraph, is entered into, agreed to or consummated by the Company, the Company is obligated to pay Parent a termination fee of $25,000,000.

  In the event that (A) the Merger Agreement is terminated by Parent or the Company pursuant to clause (ii) under "--Termination by either Parent or the Company" or by Parent pursuant to paragraph (b) under "--Termination by Parent" as a result of the failure to satisfy the Minimum Condition, (B) at the time of such termination there shall have been an Acquisition Proposal involving the Company (which proposal shall not have been withdrawn prior to the time of such termination) and (C) within 6 months of such termination, an Acquisition Proposal by a third party, or within 9 months of such termination any Acquisition Proposal by the party that made the Acquisition Proposal referred to above in clause (B) of this paragraph, is entered into, agreed to or consummated by the Company, the Company is obligated to pay Parent a termination fee of $25,000,000.

  Termination Fee Payable by Parent to the Company. In the event that (A) the Merger Agreement is terminated pursuant to paragraph (b) under "--Termination by the Company" as a result of a willful failure or breach by Parent or Purchaser and (B) at the time of such willful failure or breach there shall have been a Parent Acquisition Proposal (which Parent Acquisition Proposal shall have been conditioned upon the Offer or the Merger failing to close) and
(C) within 6 months of such termination, a Parent Acquisition Proposal by a third party, or within 9 months of such termination a Parent Acquisition Proposal by the party that made the Parent Acquisition Proposal referred to in clause (B) of this paragraph, is entered into, agreed to or consummated by Parent, then Parent is obligated to pay the Company a termination fee of $25,000,000.

 Expense Reimbursement

  If the Merger Agreement is terminated by Parent pursuant to paragraph (b) under "--Termination by Parent" as the result of a failure of performance or breach of the Company, then the Company will pay Parent an amount, not to exceed $5,000,000, equal to the documented expenses incurred by Parent in connection with the Merger Agreement.

  If the Merger Agreement is terminated by the Company pursuant to paragraph
(b) under "--Termination by the Company" as the result of the failure of performance or breach of Parent, then Parent will pay the Company an amount, not to exceed $5,000,000, equal to the documented expenses incurred by the Company in connection with the Merger Agreement.

  Notwithstanding the foregoing, in no circumstances will the amount payable to either Parent or the Company under "Termination Fees" or "Expense Reimbursement" (exclusive of any payment by the Company to reimburse Parent for payment of the Funded Break-up Fee (defined below)) exceed $25,000,000 in the aggregate.

 UGI Termination Fee

  Pursuant to a letter agreement dated May 25, 1999, Parent paid the Company, immediately prior to the execution of the Merger Agreement, $25,000,000 (the "Funded Break-up Fee") in order to reimburse the Company for the termination fee paid by the Company to UGI in connection with the termination of the UGI Agreement.

  In the event that the Merger Agreement is terminated by either Parent or the Company for any reason, other than a termination pursuant to (x) "-- Termination by Mutual Agreement", (y) "--Termination by either Parent or the Company" where the termination did not result from a failure of performance or breach by the Company or (z) paragraph (b) under "--Termination by the Company" or "Termination by Parent" where such termination did not result from a failure to satisfy the conditions specified under "Conditions of the Offer" (unless, in the case of paragraphs (a) and (b) under "Conditions of the Offer", such termination resulted from the actions of any antitrust regulatory authority or, in the case of paragraph (d) under "Conditions of the Offer", such termination resulted from the occurrence of an event specified in clause
(iv) thereof), the Company is obligated to reimburse Parent for the payment of the $25,000,000 Funded Break-up Fee described in the preceding paragraph.

 Fees and Expenses

  The Merger Agreement provides that, whether or not the Offer or the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses, except (a) expenses incurred in connection with the filing, printing and mailing of the Schedule 14D-9 and, if necessary, the proxy statement relating to the special meeting of stockholders called in connection with the Merger, which shall be paid by Parent, and (b) if applicable, as provided under "Expense Reimbursement", "Termination Fees" and "UGI Termination Fee".

11. Purpose of the Offer and the Merger; Plans for the Company After the Offer and the Merger.

  Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

  Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board, by the unanimous vote of all directors present and voting, approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the "short-form" merger provisions under Delaware Law described below under "Short-Form Merger", the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all lawful action to cause a special meeting of its stockholders to be duly called and held as soon as practicable after the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

  Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

  Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares will have certain rights under Delaware Law, the relevant portions of which are attached to this Offer to Purchase as Schedule II, to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  The foregoing summary of the rights of dissenting stockholders under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights available under Delaware law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware law.

  "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 is not applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. Following the Merger, Parent's current intention is to maintain the Company's separate corporate identity and operate it under its existing name as a wholly owned subsidiary of Parent. During the pendency of the Offer, and after the consummation of Offer and Merger, Parent will evaluate the business and operations of the Company and make such changes as it considers appropriate. Parent intends to continue to implement the Company's restructuring plan, pursuant to which a significant number of employees of the Company have been and will be terminated, and a significant percentage of its existing warehousing operations have been and will be closed. Parent also intends to appoint new officers of the Company, who will include persons who are now employees of both Parent and the Company. Parent intends to consolidate most of the staff operations of the Company with those of Parent.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary.

12. Dividends and Distributions

  The Merger Agreement provides that the Company shall not, nor will any of its subsidiaries between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except (i) for the issuance or sale of Shares pursuant to outstanding stock options; or (ii) the issuance of other shares of Company Common Stock upon the exercise of outstanding securities convertible into or exchangeable for such shares; or (b) (i) split, combine or reclassify any shares of its capital stock (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for the payment of regular quarterly cash dividends with usual record and payment dates in accordance with past dividend practice not to exceed $.05 per Share, (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries.

  If, on or after May 25, 1999, the Company should declare, set aside or pay any dividend on the Shares or make any other distribution (whether in cash, stock or property or any combination thereof) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer (other than regular quarterly cash dividends with usual record and payment dates in accordance with past dividend practice and in an amount not in excess of $.05 per Share) then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. Effect of the Offer and Merger on the Market for the Shares, Exchange Listing and Exchange Act Registration

  The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE.

  According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Per Share Amount.

  The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "'affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting.

14. Certain Conditions of the Offer

  Notwithstanding any other provision of the Offer but subject to compliance with the other provisions of the Merger Agreement, the Merger Agreement provides that Purchaser is not required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement and may extend the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions exist and remain in effect:

  (a) there shall have been instituted or be pending by any governmental entity any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement; or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

  (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph
(a) above;

  (c) there shall have occurred any change, condition, event or development that has a material adverse effect on (i) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any effect arising out of or attributable to the economy, the securities markets in general or the industries generally in which the Company and its subsidiaries operate or (ii) the ability of the Company to consummate the transactions contemplated by the Merger Agreement;

  (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (other than any war or armed hostilities or other calamity in the Balkan States) that is material to the United States or (v) in the case of any of the foregoing (including any war or armed hostilities or other calamity in the Balkan States) existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

  (e) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates;

  (f) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality or Material Adverse Effect shall not be true and correct in all respects or any such representation or warranty that is not so qualified shall not be true and correct in any respect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

  (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which, in the reasonable good faith judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company (see Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in
Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section
15. See Section 14.

  State Takeover Laws. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 24, 1999, prior to the execution of the Merger Agreement, the Board, by the unanimous vote of all directors present and voting at a meeting held on such date, approved the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

  Pursuant to the HSR Act, on May 26, 1999 Parent and Company each filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on June 10, 1999, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the waiting period is extended pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the payment for Shares will be deferred until expiration of the extended waiting period, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

  Appropriate filings will also be made under the Competition Act (Canada) and Mexico's Pre-Merger Regulations. The Competition Act (Canada) provides that transactions subject to it cannot close before the expiration of any applicable waiting period (normally seven or twenty-one calendar days). In certain circumstances, the waiting period can be extended, or the Canadian competition authorities can obtain interim injunctions to delay closing for a maximum of 60 days or as otherwise agreed by the parties. There is no waiting period under Mexico's Pre-Merger Regulations. Purchaser intends to purchase the Shares under the Offer unless the Canadian or Mexican authorities have made application for an injunction or similar legal prohibition against such purchase.

16. Fees and Expenses

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Purchaser and Parent have engaged Wasserstein Perella to act as their financial adviser and as the Dealer Manager. Pursuant to a letter agreement dated April 12, 1999, Parent has paid Wasserstein Perella a financial advisory fee of $250,000, and will pay such firm a fee of $7 million (against which the $250,000 financial adviser fee will be credited), for all of its other services in connection with the Offer and the Merger, including its services as Dealer Manager, contingent upon completion of Merger. Parent has also agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Wasserstein Perella against certain liabilities and expenses in connection with its services, including certain liabilities under Federal securities laws.

  Purchaser and Parent have retained First Chicago Trust Company of New York, as the Depositary, and D.F. King & Co., Inc., as the Information Agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

17. Miscellaneous

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          Atlanta Acquisition Corp.

May 28, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

  1. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, GA 30303. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                         Present Principal Occupation or Employment;
      Name, Citizenship and          Material Positions Held During the Past Five Years
    Current Business Address                   and Business Addresses Thereto
    ------------------------       -------------------------------------------------------

James S. Balloun.............  Chairman, Chief Executive Office and President
                               of National Service Industries, Inc. (lighting
                               equipment, chemicals, textile rental and
                               envelopes), 1420 Peachtree Street N.E.,
                               Atlanta, Georgia since 1996, has been a
                               director of Georgia-Pacific since July 30,
                               1998. Mr. Balloun served as a Director of
                               McKinsey & Company, Inc. (management
                               consulting), from 1976 until assuming his
                               present position.

                               Mr. Balloun is also a director of National
                               Service Industries, Inc., Radiant Systems, Inc.
                               and Wachovia Corporation.

Robert Carswell..............  Of Counsel to the law firm of Shearman &
                               Sterling, 599 Lexington Avenue, New York, New
                               York since January 1994, has been a director of
                               Georgia-Pacific since 1987. Mr. Carswell was a
                               partner of Shearman & Sterling from 1981
                               through 1993. He also served as Chairman of the
                               Private Export Funding Corporation, New York,
                               New York (finance company affiliated with the
                               Export-Import Bank of the United States) from
                               1993 until December 1996.

Alston D. Correll............  Chief Executive Officer of Georgia-Pacific
                               since May 1993, Chairman of the Parent since
                               December 1993, and President since May 1996,
                               has been a director of Georgia-Pacific since
                               1992.

                               Mr. Correll is also a director of Sears, Roebuck and Co., The Southern Company and
                               SunTrust Banks, Inc.

Jane Evans...................  Chief Executive Office of SmartTV (interactive television/smart cards), 3500 West Olive
                               Avenue, Suite 540, Burbank, California since
                               August 1995, has been a director of Georgia-
                               Pacific since 1994. From April 1991 until March
                               1995, she was Vice President and General
                               Manager of the Hotel and Personal Services
                               Market Unit of US West Communications, Inc.
                               (telecommunications company), Denver, Colorado.

                               Ms. Evans is also a director of Banc-One-
                               Arizona, Kaufman & Broad Home Corp. and Phillip
                               Morris Companies, Inc.

                                         Present Principal Occupation or Employment;
      Name, Citizenship and          Material Positions Held During the Past Five Years
    Current Business Address                   and Business Addresses Thereto
    ------------------------       -------------------------------------------------------

Donald V. Fites..............  Retired effective February 1, 1999 as Chairman and Chief Executive Officer of Caterpillar Inc.
                               (manufacture of construction, mining and
                               agricultural machinery and engines), 100 NE
                               Adams Street, Peoria, Illinois, a position he
                               had held since 1990. Mr. Fites has been a
                               director of the Parent since 1992.

                               Mr. Fites is also a director of Caterpillar
                               Inc., AT&T Corporation, Mobil Corporation and
                               Wolverine World Wide Inc.

Harvey C. Freuhauf, Jr.......  President of HCF Enterprises, Inc. (private investment management company), 100 Maple Park
                               Boulevard, Suite 106, St. Clair Shores,
                               Michigan since 1969, has been a director of
                               Georgia-Pacific since 1968.

                               Mr. Fruehauf is also a director of ISPNews-
                               HighWnd, Inc. and Sentinel Trust Company, LBA.

Richard V. Giordano..........  Chairman of BG plc (purchase, distribution and sale of gas and gas supported services), Eagle
                               House, 108-110 Jermyn Street, London, England
                               since January 1994, has been a director of
                               Georgia-Pacific since 1984. Mr. Giordano served
                               as Chairman and Chief Executive Officer of The
                               BOC Group plc (manufacture of industrial gases
                               and other products) from 1985 to 1991 and as
                               Chairman from January 1994 until January 1996.

                               Mr. Giordano is also a director of Rio Tinto plc.

David R. Goode...............  Chairman, President and Chief Executive Officer
                               of Norfolk Southern Corporation (transportation
                               holding company), Three Commercial Place,
                               Norfolk, Virginia since September 1992, has
                               been a director of Georgia-Pacific since 1992.

                               Mr. Goode is also a director of Norfolk
                               Southern Corporation, Aeroquip-Vickers, Inc.,
                               Caterpillar Inc. and Delta Air Lines, Inc.

M. Douglas Ivester...........  Chairman of the Board and Chief Executive
                               Officer of The Coca-Cola Company (manufacture,
                               marketing and distribution of soft drink syrups
                               and concentrates, and marketing and
                               distribution of juice and juice-drink
                               products), One Coca-Cola Plaza, Atlanta,
                               Georgia since October 23, 1997, has been a
                               director of Georgia-Pacific since 1993. Mr.
                               Ivester served as President and Chief Operating
                               Officer of The Coca-Cola Company America
                               Business Sector from September 1991 until
                               elected to the positions of Executive Vice
                               President and Principal Operating Officer/North
                               America effective April 1993.

                               Mr. Ivester is also a director of The Coca-Cola
                               Company and SunTrust Banks, Inc.

                                 Present Principal Occupation or Employment;
      Name, Citizenship and   Material Positions Held During the Past Five Years
    Current Business Address            and Business Addresses Thereto
    ------------------------  --------------------------------------------------
Louis W. Sullivan, M.D. .....  President of Morehouse School of Medicine, 720
                               Westview Drive S. W., Atlanta, Georgia since
                               January 1993, has been a director of Georgia-
                               Pacific since 1993. Dr. Sullivan served as
                               Secretary of the United States Department of
                               Health and Human Services from March 1989 until
                               January 1993.

James B. Williams............  Chairman of the Executive Committee of SunTrust
                               Banks, Inc. (bank holding company), 25 Park
                               Place, NE, Suite 251, Atlanta, Georgia since
                               March 21, 1998, has been a director of Georgia-
                               Pacific since 1989. Mr. Williams held the
                               positions of Chairman and Chief Executive
                               Officer of SunTrust Banks, Inc. from April 1991
                               and April 1990, respectively, until March 1998.

                               Mr. Williams is also a director of SunTrust
                               Banks, Inc., The Coca-Cola Company, Genuine
                               Parts Company, Rollins, Inc., RPC, Inc., and
                               Sonat Inc.

Clint M. Kennedy.............  Executive Vice President--Pulp and Paperboard
                               of Parent since January 1, 1997. Prior to that
                               time, he served as Senior Vice President--Pulp,
                               Bleached Board and Logistics from February 1995
                               until December 1996 and Group Vice President--
                               Pulp and Bleached Board from July 1992 through
                               January 1995.

John F. McGovern.............  Executive Vice President--Finance of Parent
                               since September 1995, and Chief Financial
                               Officer since February 1994. He served as
                               Senior Vice President--Finance from January
                               1993 until September 1995.

Ronald L. Paul...............  Executive Vice President--Wood Products and
                               Distribution of Parent since December 30, 1997.
                               Prior to that time, he served as Executive Vice
                               President--Wood Products from September 1997
                               until December 1997, Vice President--Structural
                               Panels and Building Products Engineering from
                               May 1996 until September 1997 and Vice
                               President--Engineering and Technology--Building
                               Products from May 1995 until May 1996. Prior to
                               joining Parent in 1995, Mr. Paul was Vice
                               President--Corporate Operations, General
                               Manager--Southern Division, Louisiana-Pacific
                               Corporation, 111 S.W. Fifth Avenue, Portland,
                               Oregon, 97204-3699, (a building products
                               manufacturing company) from 1994 through 1995
                               and President of Kirby Forest Industries, Inc.,
                               Route 2, Box 83 A28, Winnsboro, Texas (a
                               building products manufacturing company), from
                               1987 to 1994.

John F. Rasor................  Executive Vice President--Wood Procurement,
                               Gypsum and Industrial Wood Products of Parent
                               since December 16, 1997. Prior to that time, he
                               served as Executive Vice President--Forest
                               Resources from January 1997 to December 1997,
                               Senior Vice President--Forest Resources from
                               February 1995 until December 1996 and Group
                               Vice President--Forest Resources from May 1992
                               through January 1995.

Lee M. Thomas................  Executive Vice President--Paper and Chemicals
                               of Parent since December 16, 1997. Prior to
                               that time, he served as Executive Vice
                               President--Paper from January 1997 to December
                               1997, Senior Vice President--Paper from
                               February 1995 until December 1996, Senior Vice
                               President--Environmental, Government Affairs
                               and Communications from February 1994 through
                               January 1995, and Senior Vice President--
                               Environmental and Government Affairs from March
                               1993 through January 1994.

James E. Bostic, Jr..........  Senior Vice President--Environmental,
                               Government Affairs and Communications of Parent
                               since February 1995. Prior to that time, he
                               served as Group Vice President--Communication
                               Papers from April 1992 through January 1995.

James F. Kelley..............  Senior Vice President--Law and General Counsel
                               of Parent since December 1993.

Patricia A. Barnard..........  Senior Vice President, Human Resources, of the
                               Parent since 1999; Vice President, Compensation
                               and Benefits, 1998; Director of Human
                               Resources--Paper and Chemicals, 1997; Director
                               of Human Resources--Paper Division, 1996;
                               Director of Human Resources--Communications
                               Papers, 1994; Director of Special Projects,
                               1994.

  2. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, GA 30303. Unless otherwise indicated, each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name, refers to employment with Purchaser.

                                 Present Principal Occupation or Employment;
      Name, Citizenship and   Material Positions Held During the Past Five Years
    Current Business Address            and Business Addresses Thereto
    ------------------------  --------------------------------------------------
Altson D. Correll............  Director and Chairman since 1999. See description above.

Charles C. Tufano............  Director and President since 1999. Vice
                               President, Western Region of the Parent since
                               1998. Prior to that time he served as
                               Director--Printing Papers, Communication Papers
                               Division of the Parent from 1995 until 1998. He
                               served as Director--Packaging of the Parent
                               from 1993 to 1995.

John F. McGovern.............  Director and Vice President and Treasurer since
                               1999. See description above.

James F. Kelley..............  Director and Vice President and Secretary since
                               1999. See description above.

Lee M. Thomas................  Director since 1999. See description above.


                                                                     SCHEDULE II

                          SECTION 262 OF DELAWARE LAW

  262 Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock under the circumstance described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "shall" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)1251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.Shares of stock of the corporation surviving or resulting from such merger or consolidation;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or with 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

       By Mail:            By Overnight Courier:              By Hand:
 First Chicago Trust    First Chicago Trust Company First Chicago Trust Company
       Company                  of New York                 of New York
     of New York            Tenders & Exchanges         Tenders & Exchanges
 Tenders & Exchanges          14 Wall Street        c/o Securities Transfer and
      Suite 4660           8th Floor, Suite 4680      Reporting Services Inc.
    P.O. Box 2565           New York, NY 10005      100 William Street, Galleria
Jersey City, NJ 07303-                                   New York, NY 10038
         2565
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                              OTHER INFORMATION:

  Questions or requests for assistance may be directed to the Information
Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                              New York, NY 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 488-8095

                     The Dealer Manager for the Offer is:

                        Wasserstein Perella & Co., Inc.
                              31 West 52nd Street
                              New York, NY 10019
                         Call Collect: (212) 969-2700